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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Amendment 1 to Form S-3 (File No. 333-61303) of (i) our report dated February 27, 1998, except for Note 17, for which the date is March 5, 1998, on our audits of the financial statements and financial statement schedules of Kimco Realty Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, (ii) our report dated January 20, 1998, on our audit of the combined historical summary of revenue and certain operating expenses of certain acquired properties (the '1997 Acquired Properties') for the year ended December 31, 1996, (iii) our report dated May 20, 1998, on our audit of the combined historical summary of revenue and certain operating expenses of certain acquired properties (the '1998 Acquired Properties') for the year ended December 31, 1997, (iv) our report dated July 7, 1998, on our audit of the historical summary of revenues of certain acquired Metropolitan Life properties (the 'Met Life Properties') for the year ended December 31, 1997 and (v) our report dated July 24, 1998, on our audit of the combined historical summary of revenues and certain operating expenses of certain acquired properties (the 'Second 1998 Acquired Properties') for the year ended December 31, 1997. We also consent to the references to our firm under the caption 'Experts.'


                                         PRICEWATERHOUSECOOPERS LLP


New York, New York
August 27, 1998